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                                                                    EXHIBIT 99.1




CLIFFS                                  NEWS RELEASE
DRILLING COMPANY                        DATE:      October 16, 1997
1200 SMITH STREET, SUITE 300            CONTACT:   EDWARD A. GUTHRIE
HOUSTON, TEXAS  77002                              VICE PRESIDENT-FINANCE
                                        PHONE:     (713) 651-9426
================================================================================

                  CLIFFS DRILLING ANNOUNCES ACQUISITION OF
                             THREE OFFSHORE RIGS

        Houston, Texas, (October 16, 1997) -- Cliffs Drilling Company (NYSE:CDG) announced today that it has entered into a letter of intent to acquire 2 offshore platform drilling rigs, one self-propelled jack-up drilling/workover rig, and substantially all of the assets used in the offshore contract drilling business of Well Services (Marine) Ltd., a Trinidad and Tobago Company ("Well Services"). The purchase price is $47,000,000, consisting of $23,500,000 in cash and $23,500,000 of Cliffs Drilling Common Stock, subject to certain closing and post-closing adjustments.

        Closing of the acquisition is subject to execution and delivery of a definitive agreement, certain approvals and consents and satisfaction of customary closing conditions to be contained in the definitive agreement. The closing of the acquisition is expected to be on or before January 15, 1998.

        The two platform rigs and the jack-up/workover rig are currently operating under contracts in Trinidad. In conjunction with the acquisition, it is expected that Cliffs Drilling will employ substantially all of the employees of Well Services used in its offshore contract drilling business.

        Douglas E. Swanson, Chairman of the Board, President and Chief Executive Officer of Cliffs Drilling, said that "the acquisition will significantly expand our operations in Trinidad, where we currently own and operate one jack-up drilling rig, and will further diversify our expanding drilling fleet to better service the growing needs of our customers. We are particularly pleased that the acquisition will maintain substantially all of the offshore contract drilling business and employees of Well Services, as we have enjoyed an excellent working relationship with Well Services since we commenced our operations in Trinidad in mid-1996." Cliffs Drilling currently owns 14 jack-up drilling rigs, 11 land rigs, 5 mobile offshore production units and one offshore platform rig.

        Cliffs Drilling Company is an international offshore contract drilling company which provides daywork and turnkey drilling services, mobile offshore production units and well engineering and management services.

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